INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment
No. 30 to the Registration Statement No. 33-14567 of American Century Variable
Portfolios, Inc. on Form N-1A of our reports dated February 2, 2001, appearing in the respective Annual Reports of VP Capital Appreciation Fund, VP Balanced
Fund, VP International Fund, VP Value Fund, and VP Income & Growth Fund, the
five funds comprising American Century Variable Portfolios, Inc. for the year ended December 31, 2000, in the Statement of Additional Information, which is part of this Registration Statement, and to the reference to us under the caption "Financial Highlights" in the Prospectuses, which is also part of such
Registration Statement.

/*/Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City Missouri
April 10, 2001